Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-3 No. 333-188395) of Perrigo Company,

2)
Registration Statement (Form S-8 Nos. 33-46262, 33-46264, 33-46265, 333-101204, 333-101205, 333-118194, 333-136639, 333-141101 and 333-157082 pertaining to various stock incentive plans of Perrigo Company;

of our reports dated August 15, 2013, with respect to the consolidated financial statements and schedule of Perrigo Company, and the effectiveness of internal control over financial reporting of Perrigo Company, included in this Annual Report (Form 10-K) of Perrigo Company for the fiscal year ended June 29, 2013.

/s/ Ernst & Young LLP

Grand Rapids, Michigan
August 15, 2013